Exhibit 5.2

March 26, 2015

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, NJ 07417-1880

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Becton, Dickinson and Company, a New Jersey corporation (the “Company”), and have been requested to furnish this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), including the preliminary prospectus, dated March 26, 2015 (the “Prospectus”), which forms a part of the Registration Statement, relating to the public offering by the Company of its (i) 1.450% Notes due May 15, 2017, (ii) 6.375% Notes due August 1, 2019, (iii) 3.300% Notes due March 1, 2023, (iv) 3.875% Notes due May 15, 2024 and (v) 4.875% Notes due May 15, 2044 in an aggregate principal amount of $2,000,000,000 (collectively referred to herein as the “Securities”) to be issued under the Indenture, dated as of March 1, 1997 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to JP Morgan Chase Bank), as trustee (the “Trustee”), pursuant to the Company’s exchange offer and solicitation of consents (collectively the “Exchange Offers”) for the outstanding (1) 1.450% Senior Notes due 2017, (2) 6.375% Senior Notes due 2019, (3) 3.300% Senior Notes due 2023, (4) 3.875% Senior Notes due 2024 and (5) 4.875% Senior Notes due 2044 issued by CareFusion Corporation, a wholly-owned subsidiary of the Company. On March 26, 2015, the Company entered into a Dealer Manager Agreement with Goldman, Sachs & Co and J.P. Morgan Securities LLC (the “Dealer Managers”), relating to the Exchange Offers.

In connection with the furnishing of this opinion, I have examined (a) copies of the Registration Statement and of the Prospectus, and (b) a copy of the Indenture.

I also have examined such corporate records of the Company, such agreements and instruments, such certificates of public officials, such certificates of other officers of the Company and other persons, such questions of law and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

In such examination, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, I am of the opinion that:

(i)	The Indenture has been duly authorized, executed and delivered by the Company.

(ii)	The issue and sale of the Securities and the compliance by the Company with all of the provisions of the Securities and the Indenture, and the consummation of the transactions therein contemplated, will not conflict with or result in a breach or violation of any statute or any order, rule or regulation known to me of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties.

I am a member of the Bar of the State of New York, and attorneys under my supervision upon whom I am relying are members of the Bar of the State of New Jersey. The foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the Business Corporation Act of the State of New Jersey.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. In addition, I consent to the reference to me under the caption “Legal Matters” in the Prospectus.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,

/s/ Jeffrey Sherman

Jeffrey Sherman